                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                             (AMENDMENT NO. _______)(1)


                               PIVOTAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    72581R106
--------------------------------------------------------------------------------

                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    / /    Rule 13d-1(b)

    / /    Rule 13d-1(c)

    /X/    Rule 13d-1(d)

----------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 72581R106                  13G                      Page 2 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VI, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VI") 94-3157816
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
------------ -------------------------------------------------------------------
     NUMBER                 5      SOLE VOTING POWER                          0
    OF SHARES           ---------- ---------------------------------------------
  BENEFICIALLY              6      SHARED VOTING POWER                3,976,464
    OWNED BY
      EACH              ---------- ---------------------------------------------
   REPORTING                7      SOLE DISPOSITIVE POWER                     0
  PERSON WITH           ---------- ---------------------------------------------
                            8      SHARED DISPOSITIVE POWER           3,976,464
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY                   3,976,464
             EACH REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               19.8%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 72581R106                  13G                     Page 3 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VI ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VI ASSOCIATES") 94-3158010

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /X/

------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
                                5      SOLE VOTING POWER                      0
     NUMBER OF              ---------- -----------------------------------------
       SHARES                   6      SHARED VOTING POWER
   BENEFICIALLY                        3,976,464 shares directly held by KPCB
     OWNED BY                          VI. KPCB VI Associates is the general
       EACH                            partner of KPCB VI.
     REPORTING              ---------- -----------------------------------------
    PERSON WITH                 7      SOLE DISPOSITIVE POWER                  0
                            ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI.
--------------------------- ---------- -----------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH               3,976,464
             REPORTING PERSON

------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    / /
             EXCLUDES CERTAIN SHARES*
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               19.8%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 72581R106                  13G                      Page 4 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK H. BYERS
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------- ------- --------------------------------------------
     NUMBER OF SHARES         5     SOLE VOTING POWER                          0
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
                            ------- --------------------------------------------
                              6     SHARED VOTING POWER
                                    3,976,464 shares directly held by KPCB VI.
                                    KPCB VI Associates is the general partner of
                                    KPCB VI. Mr. Byers is a general partner of
                                    KPCB VI Associates. Mr. Byers disclaims
                                    beneficial ownership of the shares held
                                    directly by KPCB VI.
                            ------- --------------------------------------------
                              7     SOLE DISPOSITIVE POWER                     0
                            ------- --------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    3,976,464 shares directly held by KPCB VI.
                                    KPCB VI Associates is the general partner of
                                    KPCB VI. Mr. Byers is a general partner of
                                    KPCB VI Associates. Mr. Byers disclaims
                                    beneficial ownership of the shares held
                                    directly by KPCB VI.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH               3,976,464
             REPORTING PERSON

------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               19.8%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 72581R106                  13G                      Page 5 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
     NUMBER OF SHARES           5      SOLE VOTING POWER                       0
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI. Mr. Doerr is a
                                       general partner of KPCB VI Associates.
                                       Mr. Doerr disclaims beneficial ownership of the shares held directly by KPCB VI.

                            ---------- -----------------------------------------
                                7      SOLE DISPOSITIVE POWER                  0
                            ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI. Mr. Doerr is a
                                       general partner of KPCB VI Associates.
                                       Mr. Doerr disclaims beneficial ownership of the shares held directly by KPCB VI.

--------------------------- ---------- -----------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY                   3,976,464
             EACH REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               19.8%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 72580R106                13G                      Page 6 of 15 Pages
------------ -----------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / / (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
     NUMBER OF SHARES           5
  BENEFICIALLY OWNED BY                SOLE VOTING POWER                      0
EACH REPORTING PERSON WITH
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI. Mr. Khosla is a
                                       general partner of KPCB VI Associates.
                                       Mr. Khosla disclaims beneficial ownership of the shares held directly by KPCB VI.

                            ---------- -----------------------------------------
                                7      SOLE DISPOSITIVE POWER                  0
                             ---------- ----------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI. Mr. Khosla is a
                                       general partner of KPCB VI Associates.
                                       Mr. Khosla disclaims beneficial ownership of the shares held directly by KPCB VI.

--------------------------- ---------- -----------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      3,976,464
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          19.8%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 725801R106                  13G                    Page 7 of 15 Pages
------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   E. FLOYD KVAMME
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / / (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------- ---------- -----------------------------------------
     NUMBER OF SHARES           5      SOLE VOTING POWER                      0
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI. Mr. Kvamme is a
                                       general partner of KPCB VI Associates.
                                       Mr. Kvamme disclaims beneficial ownership of the shares held directly by KPCB VI.

                            ---------- -----------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                                                              0
                            ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI. Mr. Kvamme is a
                                       general partner of KPCB VI Associates.
                                       Mr. Kvamme disclaims beneficial ownership
                                       of the shares held directly by KPCB VI.
--------------------------- ---------- -----------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       3,976,464
------------ --------------------------------------------- ---------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         / /
------------ --------------------------------------------- ---------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           19.8%
------------ --------------------------------------------- ---------------------
    12       TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 72581R106                  13G                     Page 8 of 15 Pages
------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH S. LACOB
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------- --------- -----------------------------------------
     NUMBER OF SHARES           5      SOLE VOTING POWER
  BENEFICIALLY OWNED BY                                                   0
EACH REPORTING PERSON WITH
                            --------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI. Mr. Lacob is a
                                       general partner of KPCB VI Associates.
                                       Mr. Lacob disclaims beneficial ownership of the shares held directly by KPCB VI.

                            ---------- ----------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                                                      0
                            ---------- ----------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI. Mr. Lacob is a
                                       general partner of KPCB VI Associates.
                                       Mr. Lacob disclaims beneficial ownership
                                       of the shares held directly by KPCB VI.
--------------------------- ---------- -----------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     3,976,464
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          19.8%
------------ --------------------------------------------- ---------------------
    12       TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 72581R106                  13G                      Page 9 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BERBARD J. LACROUTE
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
     NUMBER OF SHARES           5      SOLE VOTING POWER                      0
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
                             ---------- ----------------------------------------
                                6      SHARED VOTING POWER
                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI. Mr. Lacroute is a
                                       general partner of KPCB VI Associates.
                                       Mr. Lacroute disclaims beneficial
                                       ownership of the shares held directly by KPCB VI.

                            ---------- -----------------------------------------
                                7      SOLE DISPOSITIVE POWER                 0
                            ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI. Mr. Lacroute is a
                                       general partner of KPCB VI Associates.
                                       Mr. Lacroute disclaims beneficial
                                       ownership of the shares held directly by KPCB VI.

------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY                    3,976,464
             EACH REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    / /
             EXCLUDES CERTAIN SHARES*
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               19.8%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 72581R106                  13G                     Page 10 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JAMES P. LALLY
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
     NUMBER OF SHARES           5      SOLE VOTING POWER                       0
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER

                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI. Mr. Lally is a
                                       general partner of KPCB VI Associates.
                                       Mr. Lally disclaims beneficial ownership of the shares held directly by KPCB VI.

                            ---------- -----------------------------------------
                                7      SOLE DISPOSITIVE POWER                 0
                            ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,976,464 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI. Mr. Lally is a
                                       general partner of KPCB VI Associates.
                                       Mr. Lally disclaims beneficial ownership
                                       of the shares held directly by KPCB VI.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY                    3,976,464
             EACH REPORTING PERSON
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              19.8%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 15 of 15 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     Pivotal Corporation

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     224 West Esplanade, Suite 300
                     North Vancouver, Canada V7M 3M6

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:
                     This statement is being filed by KPCB VI Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VI Associates are set forth on Exhibit B hereto. KPCB VI Associates is general partner to KPCB VI.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     72581R106

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Pivotal Corporation held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000

BROOK H. BYERS                              KPCB VI ASSOCIATES, L.P.,
L. JOHN DOERR                               A CALIFORNIA LIMITED
VINOD KHOSLA                                PARTNERSHIP
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY

Signature:      /s/ Michael S. Curry        Signature:    /s/ Brook H. Byers
                -------------------------                 --------------------
                Michael S. Curry                          Brook H. Byers
                Attorney-in-Fact                          A General Partner

                                            KLEINER PERKINS CAUFIELD & BYERS VI,
                                            L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP

                                            By KPCB VI Associates, L.P., a
                                            California Limited Partnership,
                                            its General Partner

                                            Signature:    /s/ Brook H. Byers
                                                          -------------------
                                                          Brook H. Byers
                                                          A General Partner

                                  EXHIBIT INDEX

                                                                FOUND ON SEQUENTIALLY
EXHIBIT                                                             NUMBERED PAGE
-------                                                             -------------
Exhibit A:  Agreement of Joint Filing                                    14
Exhibit B:  List of General Partners of KPCB VI Associates               15


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of Pivotal Corporation, held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000

BROOK H. BYERS                        KPCB VI ASSOCIATES, L.P., A CALIFORNIA
L. JOHN DOERR                         LIMITED PARTNERSHIP
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY

Signature:  /s/ Michael S. Curry      Signature:    /s/ Brook H. Byers
            ---------------------                   -------------------
            Michael S. Curry                        A General Partner
            Attorney-in-Fact

                                      KLEINER PERKINS CAUFIELD & BYERS VI,
                                      L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                      By KPCB VI Associates, L.P., a California
                                      Limited Partnership, its General Partner

                                      Signature:    /s/ Brook H. Byers
                                                    ---------------------
                                                       Brook H. Byers
                                                       A General Partner

                                    EXHIBIT B

                               GENERAL PARTNERS OF
              KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) L. John Doerr
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) Vinod Khosla
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) E. Floyd Kvamme
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Joseph S. Lacob
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) Bernard J. Lacroute
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) James P. Lally
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen